Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33772) pertaining to the Interactive Intelligence, Inc. 401(k) Savings Plan of our report dated May 17, 2002 with respect to the financial statement of the Interactive Intelligence, Inc. 401(k) Savings Plan as of December 31, 2001 included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
June 30, 2003